Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(7)

(Form Type)

BrightSpring Health Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock	457(r)	16,100,000(3)	$21.75	$350,175,000	0.0001531	$53,611.79
	Total Offering Amounts					$350,175,000		$53,611.79
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$53,611.79

(1) Publicly communicated offering price.

(2) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3 (No. 333-287916).

(3) Represents shares of Common Stock that may be offered and sold by the Selling Stockholders named in the prospectus supplement and includes 2,100,000 shares of Common Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares of Common Stock from KKR Stockholder.